Avalon Digital Announces Additions to its Board of Directors
                  and Changes to its Executive Management Team


SALT LAKE CITY, February 24, 2005 /PRNewswire/ -- Avalon Digital Marketing Systems, Inc., a provider of email marketing software and services, today announced additions to its board of directors. Avalon recently emerged from Chapter 11 Bankruptcy, with the Plan of Reorganization becoming effective on November 18, 2004. The closing of the financing and related confirmation matters were made effective December 9, 2004.

Additions to Avalon's Board of Directors include Charles C. Matteson of Connecticut, William L. Zang of Washington, David M. Smith of Connecticut, and Tyler D. Thompson of Utah. Robert I. Webber will continue to serve as Chairman of the Board. The company also confirmed that it has appointed Tyler D. Thompson as chief executive officer, and Matthew Greene as chief financial officer.

"We are pleased that we've been able to continue to grow our company and develop our proprietary software, while retaining solid relationships with our loyal customers and employees during the company's reorganization," said Tyler Thompson, CEO of Avalon. "With the addition of a several experienced board members, we are excited about the future of Avalon, and look forward to creating value for new and existing shareholders."

About Avalon Digital Marketing Systems, Inc.

Avalon Digital Marketing Systems, headquartered in Provo, Utah, is a leading provider of email marketing management software and strategic digital marketing services. Avalon combines a proprietary technology platform with best-in-class agency services to deliver premier digital marketing results to its clients. The proprietary Point Blank(TM) email marketing software combines campaign, list, and asset management features with robust email delivery, tracking, and reporting to allow companies to design, execute, and analyze email marketing communications. Utilizing a web-based application service provider (ASP) model, Point Blank provides a cost-effective, simple-to-use solution and is easily implemented for large enterprises or large distributed network organizations. Avalon's services include a wide range of digital media creation, brand development, and collateral design, as well as data acquisition and other media services. Avalon and its predecessor companies have been pioneers in email marketing technology since 1999. For more information, visit www.avaloninc.com.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. The statements reflect management's current expectations. However, actual results could differ materially as a result of unknown risks and uncertainties, including, but not limited to, risks and other factors set forth in Avalon's most recent annual report and other filings with the Securities and Exchange Commission. Avalon assumes no obligation to update the forward-looking information contained in this press release.


Contact Information:
Avalon Digital Marketing Systems, Inc.
Matt Greene Tel: 801-225-7073
mgreene@avaloninc.com